Exhibit (z)

The information in this Prospectus Supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus Supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

Dated September 25, 2020

FORM OF PROSPECTUS SUPPLEMENT

(to Prospectus dated [ ], 2020)

DoubleLine Opportunistic Credit Fund

Up to $[ ] of Common Shares

DoubleLine Opportunistic Credit Fund (the “Fund”) has entered into a distribution agreement dated [ ], 2020 (the “Distribution Agreement”) with [ ] (the “Distributor”), relating to the Fund’s common shares of beneficial interest, par value $0.00001 per share (“Common Shares”), offered by this Prospectus Supplement and the accompanying Prospectus. The Distributor has entered into a sub-placement agent agreement dated [ ], 2020 (the “Sub-Placement Agent Agreement” and, together with the Distribution Agreement, the “Sales Agreements”) with [ ] (the “Sub-Placement Agent” and, together with the Distributor, the “Sales Agents”), relating to the Common Shares offered by this Prospectus Supplement and the accompanying Prospectus. In accordance with the terms of the Sub-Placement Agent Agreement, the Fund may offer up to [ ] Common Shares, par value $0.00001 per share, from time to time through the Sub-Placement Agent, as its agent for the offer and sale of the Common Shares. As of [ ], 2020, the Fund has sold pursuant to a prior registration statement an aggregate of [ ] Common Shares. Under the Investment Company Act of 1940, as amended (the “1940 Act”), the Fund may not sell any Common Shares at a price below the current net asset value of such common shares, exclusive of any distributing commission or discount. The Fund’s investment objective is to seek high total investment return by providing a high level of current income and the potential for capital appreciation.

The Fund’s outstanding Common Shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “DBL,” as will be the Common Shares offered in this Prospectus Supplement and the accompanying Prospectus, subject to notice of issuance. The last reported sale price for the Common Shares on August 31, 2020, was $19.50 per Common Share. The net asset value of the Common Shares at the close of business on August 31, 2020, was $19.33 per Common Share.

Sales of the Common Shares, if any, under this Prospectus Supplement and the accompanying Prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange at prices related to the prevailing market prices or at negotiated prices.

The Distributor will be entitled to compensation of up to [ ]% of the gross proceeds with respect to sales of the Common Shares actually effected by it under the Distribution Agreement. Out of this commission rate, the Distributor will compensate the Sub-Placement Agent at a rate of [ ]% of the gross proceeds of the sale of Common Shares sold through the Sub-Placement Agent. In connection with the sale of the Common Shares on behalf of the Fund, the Distributor may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the Distributor may be deemed to be underwriting commissions or discounts.

The Sub-Placement Agent is not required to sell any specific number or dollar amount of Common Shares, but will use its reasonable best efforts to sell the Common Shares offered by this Prospectus Supplement and the accompanying Prospectus. There is no arrangement for Common Shares to be received in an escrow, trust or similar arrangement.

Before buying any of the Fund’s Common Shares, you should read the discussion of the principal risks of investing in the Fund set forth under “Prospectus Supplement Summary – Risks” on page S-2 of this Prospectus Supplement and “Principal Risk Factors” beginning on page 60 of the accompanying Prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is [            ], 2020

Beginning on January 1, 2021, as permitted by regulations adopted by the SEC, paper copies of the Fund’s annual and semi-annual shareholder reports will no longer be sent by mail, unless you specifically request paper copies of the reports. Instead, the reports will be made available on the Fund’s website (www.doublelinefunds.com), and you will be notified by mail each time a report is posted and provided with a website link to access the report. If you already elected to receive shareholder reports electronically, you will not be affected by this change and you need not take any action. You may elect to receive shareholder reports and other communications from the Fund electronically anytime by contacting your financial intermediary (such as a broker-dealer or bank). You may elect to receive all future reports in paper free of charge. You can contact your financial intermediary to request that you continue to receive paper copies of your shareholder reports. Your election to receive reports in paper will apply to all funds held in your account if you invest through your financial intermediary.

You should read this Prospectus Supplement together with the accompanying Prospectus, which contain important information about the Fund, carefully before you invest in the Common Shares. Please retain this Prospectus Supplement and the accompanying Prospectus for future reference. It sets forth concisely the information about the Fund that a prospective investor ought to know before investing in the Fund. The Fund has filed with the SEC a statement of additional information (“SAI”) dated [•], 2020, containing additional information about the Fund. The SAI is incorporated by reference into this Prospectus Supplement and the accompanying Prospectus, which means it is part of this Prospectus Supplement and the accompanying Prospectus for legal purposes. The Fund also produces both annual and semi-annual reports that contain important information about the Fund. All subsequent annual reports that the Fund files with the SEC are also incorporated by reference into this Prospectus Supplement and the accompanying Prospectus, until the date on which the Fund files an amendment to this Prospectus Supplement and the accompanying Prospectus that indicates the offering has been terminated. Copies of the SAI and the Fund’s annual and semi-annual reports may be obtained upon request, without charge, by calling toll-free (877) DLine11 (877-354-6311) or by writing to the Fund at 333 South Grand Avenue, Suite 1800, Los Angeles, California 90071. You also may call this toll-free telephone number to request other information about the Fund or to make shareholder inquiries. The annual report and the semi-annual report are available on the Fund’s website at www.doublelinefunds.com. Information on, or accessible through, the Fund’s website is not a part of, and is not incorporated into, this Prospectus Supplement or the accompanying Prospectus. You may review information about the Fund, including the SAI, reports and other information about the Fund on the EDGAR Database on the SEC’s Internet site at www.sec.gov. You may get copies of this information, with payment of a duplication fee, by electronic request at the following E-mail address: publicinfo@sec.gov.

The Fund’s Common Shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

S-ii

TABLE OF CONTENTS

Prospectus Supplement

About this Prospectus Supplement	S-1

Prospectus Supplement Summary	S-2

Summary of Fund Expenses	S-4

Use of Proceeds	S-5

Capitalization	S-5

Market and Net Asset Value	S-6

Plan of Distribution	S-6

Legal Matters	S-7

Additional Information	S-7

Incorporation of Certain Information by Reference	S-8

	Prospectus

Prospectus Summary	1	Description of Shares	98

Summary of Fund Expenses	33	Anti-Takeover and Other Provisions in the Declaration of Trust	99

The Fund	35	Repurchase of Common Shares; Conversion to Open-End Fund	100

Use of Proceeds	35	Tax Matters	101

The Fund’s Investment Objective and Strategies	35	Plan of Distribution	106

Leverage	58	Custodian and Transfer Agent	107

Principal Risk Factors	61	Independent Registered Public Accounting Firm	107

Management of the Fund	92	Legal Matters	107

Market and Net Asset Value	94	Table of contents for the Statement of Additional Information	108

Distributions	96	Privacy Policy	109

Dividend Reinvestment Plan	97	Incorporation of Certain Information by Reference	112

		Appendix A—Description of Securities Ratings	A-1

S-iii

About this Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not authorized anyone to provide you with inconsistent information. If anyone provides you with inconsistent information, you should not assume that the Fund has authorized or verified it. The Fund is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than the date on the front of this Prospectus Supplement or the accompanying Prospectus. The Fund’s business, financial condition, results of operations and prospects may have changed since that date.

This document has two parts. The first part is this Prospectus Supplement, which describes the terms of this offering of Common Shares and also adds to and updates information contained in the accompanying Prospectus. The second part is the accompanying Prospectus, which gives more general information and disclosure. To the extent the information contained in this Prospectus Supplement differs from or is additional to the information contained in the accompanying Prospectus, you should rely only on the information contained in this Prospectus Supplement. You should read this Prospectus Supplement and the accompanying Prospectus before investing in the Common Shares.

This Prospectus Supplement, the accompanying Prospectus, and the Fund’s SAI, including documents incorporated by reference, contain “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negative of such terms. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect the Fund’s actual results are the performance of the portfolio of securities held by the Fund, the conditions in the U.S. and international financial and other markets, the price at which the Fund’s Common Shares will trade in the public markets and other factors discussed in the Fund’s periodic filings with the SEC.

Although the Fund believes that the expectations expressed in its forward-looking statements are reasonable, actual results could differ materially from those expressed or implied in its forward-looking statements. The Fund’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Principal Risk Factors” section of the accompanying Prospectus. You are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus are made as of the date of this Prospectus Supplement or the accompanying Prospectus, as the case may be. Except for the Fund’s ongoing obligations under the federal securities laws, the Fund does not intend, and the Fund undertakes no obligation, to update any forward-looking statement. The forward-looking statements contained in this Prospectus Supplement, the accompanying Prospectus and the Fund’s Statement of Additional Information are excluded from the safe harbor protection provided by Section 27A of the Securities Act.

Currently known risk factors that could cause actual results to differ materially from the Fund’s expectations include, but are not limited to, the factors described in the “Principal Risk Factors” section of the accompanying Prospectus. The Fund urges you to review carefully those sections for a more detailed discussion of the risks of an investment in its securities.

Prospectus supplement summary

This is only a summary. This summary may not contain all of the information that you should consider before investing in common shares of beneficial interest (“Common Shares”) of DoubleLine Opportunistic Credit Fund (the “Fund”). You should review the more detailed information contained in this Prospectus Supplement, in the accompanying Prospectus, and in the statement of additional information (the “SAI”). In particular, you should carefully read the principal risks of investing in the Fund’s Common Shares, as discussed under “Principal Risk Factors” beginning on page 60 of the accompanying Prospectus.

THE FUND

DoubleLine Opportunistic Credit Fund (the “Fund”) is a diversified, closed-end management investment company that commenced operations on January 27, 2012.

The Common Shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “DBL.” As of August 31, 2020, the net assets of the Fund attributable to Common Shares were $289,116,203 and the Fund had outstanding 14,953,736 Common Shares. The last reported sale price of the Common Shares, as reported by the NYSE on August 31, 2020, was $19.50 per Common Share. The net asset value (“NAV”) of the Common Shares at the close of business on August 31, 2020 was $19.33 per Common Share.

INVESTMENT OBJECTIVE AND STRATEGIES

Investment Objective

The Fund’s investment objective is to seek high total investment return by providing a high level of current income and the potential for capital appreciation.

Principal Investment Strategies

The Fund will seek to achieve its investment objective by investing in a portfolio of investments selected for their potential to provide high current income, growth of capital, or both. The Fund may invest in debt securities and income-producing investments of any kind, including, without limitation, residential and commercial mortgage-backed securities, asset-backed securities, U.S. Government securities, corporate debt, international sovereign debt, and short-term investments. The Fund’s investment adviser, DoubleLine Capital LP (“DoubleLine” or the “Adviser”), allocates the Fund’s assets among market sectors, and among investments within those sectors, in an attempt to construct a portfolio providing a high level of current income and the potential for capital appreciation consistent with what DoubleLine considers an appropriate level of risk in light of market conditions prevailing at the time. For a complete description of the Fund’s principal investment strategies, please refer to the accompanying Prospectus. The types of securities and instruments in which the Fund may invest are summarized under “Portfolio Contents” in the accompanying Prospectus.

RISKS

An investment in the Fund involves a wide variety of risks, any one of which can significantly and adversely affect the value of an investment in the Fund. Those risks arise from, among other things, the Fund’s ability to invest in debt securities that are at the time of investment rated below investment grade or unrated securities judged by DoubleLine to be of comparable quality (a category of investment that includes securities commonly referred to as “high yield” securities or “junk bonds”). See “Principal Risk Factors—Below investment grade/high yield securities risk” in the accompanying Prospectus. An investment in the Fund is also subject to the risk of the use of leverage. See “Leverage” and “Principal Risk Factors—Leverage risk” in the accompanying Prospectus. Investors should carefully consider the Fund’s risks and investment objective, as an investment in the Fund may not be appropriate for all investors and is not designed to be a complete investment program. No assurance can be given that the Fund’s investment objective will be achieved. Before buying any of the Fund’s Common Shares, you should read the discussion of the principal risks of investing in the Fund set forth under “Principal Risk Factors” beginning on page 60 of the accompanying Prospectus.

INVESTMENT ADVISER

DoubleLine, with offices at 333 South Grand Avenue, Suite 1800, Los Angeles, California 90071, serves as the investment adviser of the Fund. Subject to the oversight of the Fund’s Board of Trustees, the Adviser is responsible for managing, either directly or through others selected by it, the investment activities of the Fund and the Fund’s business affairs. The Adviser will receive an annual management fee, computed and paid monthly, in an amount equal to 1.00% of the Fund’s average daily total managed assets. “Total managed assets” means the total assets of the Fund (including assets attributable to any reverse repurchase agreements, dollar roll transactions or similar transactions, borrowings, and preferred shares that may be outstanding) minus accrued liabilities (other than liabilities in respect of reverse repurchase agreements, dollar roll transactions or similar transactions, and borrowings).

The Adviser was founded in December 2009. Jeffrey E. Gundlach serves as the Chief Executive Officer and Chief Investment Officer of the Adviser. As of June 30, 2020, the Adviser had approximately $137.4 billion of assets under management.

THE OFFERING

The Fund has entered into a distribution agreement dated [ ], 2020 (the “Distribution Agreement”) with [ ] (the “Distributor”) relating to the Fund’s Common Shares offered by this Prospectus Supplement and the accompanying Prospectus. The Distributor has entered into a sub-placement agent agreement dated [ ], 2020 (the “Sub-Placement Agent Agreement” and, together with the Distribution Agreement, the “Sales Agreements”) with [ ] (the “Sub-Placement Agent” and, together with the Distributor, the “Sales Agents”) relating to the Common Shares offered by this Prospectus Supplement and the accompanying Prospectus. In accordance with the terms of the Sales Agreements, the Fund may offer up to [ ] Common Shares, par value $0.00001 per share, from time to time through the Sub-Placement Agent, as its agent for the offer and sale of the Common Shares. As of August 31, 2020, the Fund has sold pursuant to a prior registration statement an aggregate of 14,953,736 Common Shares.

The Fund’s outstanding Common Shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “DBL,” as will be the Common Shares offered in this Prospectus Supplement and the accompanying Prospectus, subject to notice of issuance. The last reported sale price for the Common Shares on August 31, 2020, was $19.50 per Common Share.

Sales of the Common Shares, if any, under this Prospectus Supplement and the accompanying Prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act, including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange at prices related to the prevailing market prices or at negotiated prices. See “Plan of Distribution” in this Prospectus Supplement. The Common Shares may not be sold through agents, underwriters or dealers without delivery or deemed delivery of a prospectus and a prospectus supplement describing the method and terms of the offering of the Fund’s securities. The Fund may not sell any Common Shares at a price below the current net asset value per Common Share, plus the per Share amount of the commission to be paid to the Distributor (the “Minimum Price”).

USE OF PROCEEDS

The Fund will invest the net proceeds of this offering in accordance with the Fund’s investment objective and strategies as set forth in the accompanying Prospectus. It is presently anticipated that the Fund will be able to invest substantially all of the net proceeds in investments that meet its investment objective and policies within approximately 30 days of receipt by the Fund, depending on the amount and timing of proceeds available to the Fund as well as the availability of investments consistent with the Fund’s investment objective and policies, and except to the extent proceeds are held in cash to pay dividends or expenses or for temporary defensive purposes. See “Use of Proceeds” in this Prospectus Supplement.

Summary of Fund Expenses

The following table is intended to assist investors in understanding the fees and expenses (annualized) that an investor in Common Shares of the Fund would bear, directly or indirectly, as a result of an offering. The table reflects the use of leverage in the form of borrowings (e.g., loans, lines of credit) in an amount equal to 21.33% of the Fund’s total assets (including the amounts of leverage obtained through the use of such instruments and/or borrowings), and shows Fund expenses as a percentage of net assets attributable to Common Shares. The percentage above does not reflect the Fund’s use of other forms of economic leverage, such as credit default swaps or other derivative instruments. The table and the example are based on the Fund’s capital structure as of August 31, 2020. The extent of the Fund’s assets attributable to leverage following an offering, and the Fund’s associated expenses, are likely to vary (perhaps significantly) from these assumptions.

Shareholder Transaction Expenses	Percentage of Offering Price
Sales Load Paid by Investors(1)	[ ]
Offering Expenses Borne by the Fund	[ ]
Dividend Reinvestment Plan Fees(2)	None

Annual Expenses	Percentage of Net Assets Attributable to Common Shares
Management Fees(3)	1.25%
Administration Fees(4)	0.02%
Interest Expense on Borrowed Funds(5)	0.50%
Other Expenses(6)	0.21%
Total Annual Expenses	1.98%

(1)

Represents the maximum commission with respect to the Common Shares being sold in this offering that the Fund may pay to the Distributor in connection with sales of Common Shares effected by the Sales Agents in this offering. There is no guarantee that there will be any sales of Common Shares pursuant to this Prospectus Supplement and the accompanying Prospectus. Actual sales of Common Shares under this Prospectus Supplement and the accompanying Prospectus, if any, may be less than as set forth in this table. In addition, the price per share of any such sale may be greater or less than the price set forth in this table, depending on the market price of the Common Shares at the time of any such sale.

(2)

You will pay brokerage charges if you direct your broker or the plan agent to sell your Common Shares that you acquired pursuant to a dividend reinvestment plan. You will also bear a pro rata share of brokerage commissions incurred in connection with open-market purchases pursuant to the Fund’s Dividend Reinvestment Plan. See “Dividend Reinvestment Plan” in the accompanying Prospectus.

(3)

The Fund pays the Adviser a monthly management fee for its investment management services in an amount equal to 1.00% of the Fund’s average daily total managed assets. In accordance with the requirements of the Commission, the table above shows the Fund’s management fee as a percentage of average net assets, which reflects the Fund’s use of leverage.

(4)

The Master Services Agreement between the Fund and U.S. Bancorp Fund Services, LLC, doing business as U.S. Bank Global Fund Services (the “Administrator”) obligates the Fund to pay the Administrator a fee of 0.02% of the Fund’s average daily total managed assets, for providing administration, bookkeeping, pricing, and other services to the Fund. The Administrator will also be reimbursed by the Fund for out-of-pocket expenses that are reasonably incurred by it in performing its duties under the Master Services Agreement.

(5)

Assumes the use of leverage in the form of borrowings representing 21.33% of the Fund’s total assets (including the amounts of leverage obtained through the use of such borrowings) at an annual effective interest rate cost to the Fund of 1.02%, which is based on the Fund’s existing line of credit and on DoubleLine’s assessment of current market conditions. See “Leverage — Effects of Leverage” and “Leverage — Credit Facility” in the accompanying Prospectus.

(6)	Other expenses are estimated for the Fund’s current fiscal year ending September 30, 2020.

EXAMPLE

As required by relevant SEC regulations, the following example illustrates the expenses that you would pay on a $1,000 investment in Common Shares (including an assumed total sales load or commission of [ ]% and the other estimated costs of this offering to be borne by holders of Common Shares of [ ]%), assuming (a) the Fund’s net assets do not increase or decrease, (b) the Fund’s total annual expenses are 1.98% of net assets attributable to Common Shares in years 1 through 10 (assuming the Fund obtains leverage through borrowings in an amount equal to 21.33% of the Fund’s total assets) and (c) a 5% annual return(1):

	1 Year	3 Years	5 Years	10 Years

Total Expenses Incurred	$20	$62	$107	$231

(1)

The example above should not be considered a representation of future expenses. Actual expenses may be higher or lower than those shown. The example assumes that the estimated interest expense on borrowed funds and “Other expenses” set forth in the Annual Expenses table are accurate, that the rates listed under “Total Annual Expenses” remain the same each year and that all dividends and distributions are reinvested at NAV. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% annual return shown in the example.

Use of Proceeds

Sales of the Common Shares, if any, under this Prospectus Supplement and the accompanying Prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act, including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange at prices related to the prevailing market prices or at negotiated prices. There is no guarantee that there will be any sales of the Common Shares pursuant to this Prospectus Supplement and the accompanying Prospectus. Actual sales, if any, of the Common Shares under this Prospectus Supplement and the accompanying Prospectus may be less than as set forth in this paragraph. In addition, the price per share of any such sale may be greater or less than the price set forth in this paragraph, depending on the market price of the Common Shares at the time of any such sale. As a result, the actual net proceeds the Fund receives may be more or less than the amount of net proceeds estimated in this Prospectus Supplement.

The net proceeds of the offering of Common Shares will be invested in accordance with the Fund’s investment objective and policies as set forth in the accompanying Prospectus. It is presently anticipated that the Fund will be able to invest substantially all of the net proceeds in investments that meet its investment objective and policies within approximately 30 days of receipt by the Fund, depending on the amount and timing of proceeds available to the Fund as well as the availability of investments consistent with the Fund’s investment objective and policies, except to the extent proceeds are held in cash to pay dividends or expenses, or for temporary defensive purposes. Pending such investment, the proceeds may be invested in high quality, short-term securities and/or index futures contracts or similar derivative instruments designed to give the Fund exposure to the securities and markets in which it intends to invest while DoubleLine selects specific investments.

Capitalization

Pursuant to the Sales Agreements, the Fund may offer and sell Common Shares having an aggregate offering price of up to $[ ], from time to time through the Sub-Placement Agent as its agent for the offer and sale of the Common Shares under this Prospectus Supplement and the accompanying Prospectus. There is no guarantee that there will be any sales of the Common Shares pursuant to this Prospectus Supplement and the accompanying Prospectus. The table below assumes that the Fund will sell [ ] Common Shares at an assumed price of $19.50 per share (the last reported sale price per share of the Common Shares on the NYSE on August 31, 2020). Actual sales, if any, of the Common Shares, and the actual application of the proceeds thereof, under this Prospectus Supplement and the accompanying Prospectus may be different than as set forth in the table below. In addition, the price per share of any such sale may be greater or less than $19.50, depending on the market price of the Common Shares at the time of any such sale. The Fund and the Distributor will determine whether any sales of the Common Shares will be authorized on a particular day; the Fund and the Distributor, however, will not authorize sales of the Common Shares if the per share price of the shares is less than the Minimum Price. The Fund and the Distributor will have full discretion regarding whether sales of Fund common shares will be authorized on a particular day and, if so, in what amounts.

The following table sets forth the Fund’s capitalization at September 30, 2019 (a) on a historical basis, and (b) on a pro forma basis as adjusted to reflect (i) the assumed sale of [ ] Common Shares at an assumed price of $19.50 per share (the last reported sale price per share of the Common Shares on the NYSE on August 31, 2020) in an offering under this Prospectus Supplement and the accompanying Prospectus(1), and (ii) the investment of net proceeds assumed from such offering in accordance with the Fund’s investment objective and policies, after deducting the assumed commission of $[ ] (representing an estimated commission to the Distributor of [ ]% of the gross proceeds in connection with sales of Common Shares, out of which the Distributor will compensate the Sub-Placement Agent at a rate of [ ]% of the gross sales proceeds of the sale of Common Shares sold through the Sub-Placement Agent) and estimated offering expenses payable by the Fund of $[ ].

(1) Under the Fund’s current shelf registration statement, the Fund may not issue Common Shares in an aggregate amount greater than $[ ]. The Fund will not sell any Common Shares beyond such limit unless and until a subsequent registration statement or an amendment to the current shelf registration statement increasing such aggregate amount and relating to such Common Shares has become effective. The Fund may not issue Common Shares in an aggregate amount greater than $[ ] under this Prospectus Supplement.

	Actual	As Adjusted
Common Shares:
Common Shares, par value $0.00001 per share, unlimited shares authorized (14,932,560 shares outstanding as of September 30, 2019, and [ ] shares estimated issued and outstanding as adjusted)	$ 149	[ ]
Paid-in-capital in excess of par	347,552,383	$[ ]
Distributable Earnings (Accumulated Loss)	(36,901,022)	$[ ]
Net Assets Applicable to Holders of Common Shares	310,651,510	$[ ]
Capitalization	$ 20.80	$[ ]

Market and Net Asset Value

The Fund’s Common Shares have traded both at a premium and a discount to NAV. The following table sets forth, for each of the periods indicated, the high and low closing market prices of the Fund’s Common Shares on the NYSE, the high and low net asset value per Common Share and the high and low premium/discount to net asset value per Common Share. See “Market and Net Asset Value” in the accompanying Prospectus for information as to how the Fund’s net asset value is determined.

Quarter	Common share market price		Common share net asset value		Premium (discount) as a % of net asset value(1)
	High	Low	High	Low	High	Low
Quarter ended June 30, 2020	$19.43	$16.17	$19.13	$16.98	1.57%	-4.77%
Quarter ended March 31, 2020	$21.16	$15.40	$21.24	$16.92	-0.38%	-8.98%
Quarter ended December 31, 2019	$21.15	$20.32	$20.98	$20.38	0.81%	-0.29%
Quarter ended September 30, 2019	$21.04	$20.31	$21.03	$20.55	0.05%	-1.17%
Quarter ended June 30, 2019	$20.97	$19.78	$20.73	$20.04	1.16%	-1.30%
Quarter ended March 31, 2019	$20.20	$18.95	$20.28	$19.70	-0.39%	-3.81%
Quarter ended December 31, 2018	$20.59	$18.17	$19.86	$19.32	3.66%	-5.95%
Quarter ended September 30, 2018	$21.19	$20.29	$20.38	$19.67	3.97%	3.15%
Quarter ended June 30, 2018	$21.67	$20.55	$20.85	$20.01	3.93%	2.70%
Quarter ended March 31, 2018	$22.42	$21.19	$21.62	$20.55	3.70%	3.11%
Quarter ended December 31, 2017	$24.04	$22.06	$22.06	$21.44	8.98%	2.89%

(1) Premium and discount information is shown for the days when the Fund experienced its high and low closing market prices, respectively, per share during the respective quarter.

The Fund’s NAV per Common Share at the close of business on August 31, 2020 was $19.33 and the last reported sale price of a Common Share on the NYSE on that day was $19.50, representing a 0.88% premium to such NAV. As of August 31, 2020, the net assets of the Fund attributable to Common Shares were $289,116,203 and the Fund had outstanding 14,953,736 Common Shares.

Plan of Distribution

The Fund has entered into the Distribution Agreement with [ ] pursuant to which the Fund may offer and sell up to [ ] Common Shares, from time to time, through the Distributor in transactions that are deemed to be “at-the-market” as defined in Rule 415 under the Securities Act. In accordance with the Distribution Agreement, the Distributor will use reasonable best efforts to sell the Common Shares. The price on any day at which Common Shares may be sold will not be less than the Minimum Price. The Fund will determine whether any sales of Common Shares will be authorized on a particular day. The Fund, however, will not authorize sales of Common Shares if the price per share of the Common Shares is less than the Minimum Price. The Fund may elect not to authorize sales of Common Shares on a particular day even if the price per share of the Common Shares is equal to or greater than the Minimum Price, or may only authorize a fixed number of Common Shares to be sold on any particular day. The Fund will have full discretion regarding whether sales of Common Shares will be authorized on a particular day and, if so, in what amounts.

The Distributor may enter into sub-placement agent agreements with one or more selected dealers. The Distributor has entered into the Sub-Placement Agent Agreement with [ ] pursuant to which the Fund may offer and sell the Common Shares offered by this Prospectus Supplement and the accompanying Prospectus, from time to time, through the Sub-Placement Agent, as its agent for the offer and sale of the Common Shares. In accordance with the terms of the Sub-Placement Agent Agreement, the Sub-Placement Agent will use its reasonable best efforts to sell the Common Shares.

The Sub-Placement Agent will provide written confirmation to the Distributor following the close of trading on the day on which Common Shares are sold under the Sub-Placement Agent Agreement. Each confirmation will include the number of shares sold on the preceding day, the time of sale, the gross sales price per each Common Share sold and the compensation payable by the Distributor to the Sub-Placement Agent in connection with the sales.

The Fund will compensate the Distributor with respect to sales of the Common Shares at a commission rate of [ ]% of the gross proceeds of the sale of Common Shares. The Distributor will compensate the Sub-Placement Agent for its services in acting as sub-placement agent in the sale of Common Shares out of this commission at a rate [ ]% of the gross proceeds of the sale of Common Shares sold under the Sub-Placement Agent Agreement. There is no guarantee that there will be any sales of the Common Shares pursuant to this Prospectus Supplement and the accompanying Prospectus.

Settlement for sales of Common Shares will occur on the second trading day following the date on which such sales are made, unless otherwise agreed to in writing by the Fund, the Distributor and the Sub-Placement Agent, in return for payment of the net proceeds to the Fund. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of the Common Shares on the Fund’s behalf, the Distributor may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the Distributor may be deemed to be underwriting commissions or discounts.

The Distributor has agreed to provide indemnification and contribution to the Sub-Placement Agent and Fund against certain civil liabilities, including liabilities under the Securities Act, under the Sub-Placement Agent Agreement and Distribution Agreement, respectively. The Fund has agreed to provide indemnification and contribution to the Distributor against certain civil liabilities, including liabilities under the Securities Act, under the Distribution Agreement.

The offering of the Common Shares pursuant to the Distribution Agreement and the Sub-Placement Agent Agreement will terminate upon the earlier of (1) the sale of all Common Shares subject to the Distribution Agreement or the Sub-Placement Agent Agreement; (2) termination of the Distribution Agreement by any party thereto upon sixty (60) days’ written notice to the other party or (3) termination of the Sub-Placement Agent Agreement by any party thereto upon five days’ written notice to the other party thereto.

The Sub-Placement Agent, its affiliates or their respective employees hold or may hold in the future, directly or indirectly, investment interests in the Fund. The interests held by the Sub-Placement Agent, its affiliates or their respective employees are not attributable to, and no investment discretion is held by, the Sub-Placement Agent, its affiliates or their respective employees.

The principal business address of the Distributor is [ ]. The principal business address of the Sub-Placement Agent is [ ].

Legal Matters

Ropes & Gray LLP, which is serving as counsel to the Fund in connection with the offering, has opined on the legality of the issuance of the Common Shares offered hereby. [Certain legal matters will be passed upon for the Sales Agents by                .]

Additional Information

This Prospectus Supplement and the accompanying Prospectus constitute part of a Registration Statement filed by the Fund with the SEC under the Securities Act and the 1940 Act. This Prospectus Supplement and the accompanying Prospectus omit certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the Common Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (http://www.sec.gov).

Incorporation of Certain Information by Reference

This Prospectus Supplement is part of the Fund’s registration statement on file with the SEC. Pursuant to rules issued by the SEC as a part of the Securities Offering Reform for Closed-End Investment Companies, the Fund is permitted to “incorporate by reference” information filed with the SEC, which means that the Fund can disclose important information to shareholders by referring to those documents. Information incorporated by reference is considered to be part of this Prospectus Supplement, and later information the Fund files with the SEC will automatically update and supersede this information.

The documents listed below, and any reports and other documents subsequently filed with the SEC pursuant to Section 30(b)(2) of the 1940 Act and Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering will also be incorporated by reference into this Prospectus Supplement and deemed to be part of this Prospectus Supplement from the date of the filing of such reports and documents:

•	the Fund’s Statement of Additional Information, dated [ ], 2020, filed with this Prospectus Supplement and the accompanying Prospectus
•	the Fund’s Semi-Annual Report on Form N-CSR, filed on May 29, 2020;
•	the Fund’s Proxy Statement on Form DEF 14A, filed on January 10, 2020;
•	the Fund’s Annual Report on Form N-CSR, filed on December 3, 2019;
•	the Fund’s description of Common Shares on Form 8-A, filed on January 18, 2012.

The Fund’s periodic reports filed pursuant to Section 30(b)(2) of the 1940 Act and Sections 13 or 15(d) of the Exchange Act, as well as this Prospectus Supplement are available on the Fund’s website at www.doublelinefunds.com. Other information contained on the website is not incorporated into this Prospectus Supplement and the accompanying Prospectus and you should not consider information contained on the website to be part of this Prospectus Supplement and the accompanying Prospectus. You may also request a copy of these filings (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents) and any other information incorporated by reference into this Prospectus Supplement, the Prospectus or the SAI upon written or oral request at no cost by contacting your financial intermediary if you invest through a financial intermediary. If you are a direct investor, you may call 877-DLINE11 (877-354-6311), send an email request to fundinfo@doubleline.com or write to the Fund at 333 South Grand Avenue, Suite 1800, Los Angeles, California 90071.

In addition, the SEC maintains a website at www.sec.gov that contains these reports, proxy and information statements, and other information, including filings on Form N-PORT and N-CEN, regarding issuers that file electronically with the SEC, including the Fund.

Up to $[ ]

DoubleLine Opportunistic Credit Fund

Common Shares of Beneficial Interest

Prospectus Supplement

[                ], 2020

Through and including [                , 2020] (the 25th day after the date of this Prospectus) federal securities law may require all dealers that effect transactions in these securities, whether or not participating in this offering, to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.